UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2012

RAPTOR PHARMACEUTICAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-25571	86-0883978
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Commercial Blvd., Suite 200, Novato, California 94949
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (415) 382-8111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 16, 2012, Raptor Therapeutics Inc. (“Raptor Therapeutics”), a wholly-owned subsidiary of Raptor Pharmaceutical Corp. (the “Company”), entered into that certain Intellectual Property Platform Contribution Transaction License Agreement (the “Agreement”) with RPTP European Holdings, C.V. (“RPCV”), which is 99% owned by Raptor Therapeutics and 1% owned by Raptor European Products, LLC, a wholly-owned subsidiary of the Company.

Pursuant to the Agreement, RPCV was granted a perpetual, royalty-free, exclusive license, with the right to grant sublicenses, to the intellectual property rights relating to all proprietary products or services relating to the use of cysteamine, any salts thereof, to treat nephropathic cystinosis, and other related sources of revenue (the “Raptor Products and Services”) within all countries except the United States (the “Territory”).  In addition, RPCV was granted a perpetual, royalty-free, non-exclusive license, with the right to grant sublicenses, to make, or have made, improvements, modifications and/or enhancements to any and all inventions, methods, updates, adaptations, know-how, technical data, trade secrets, functional or detailed design specifications, designs and enhancements that relate to the Raptor Products and Services within the Territory.

In consideration for the licenses granted to RPCV under the Agreement, RPCV will make certain platform contribution transaction payments to Raptor Therapeutics up to a specified completion date in amounts to be agreed upon by the parties on a quarterly basis pending an independent analysis of the value of the relevant intellectual property rights.

The Agreement is in full force and effect from the effective date until terminated by a written agreement between Raptor Therapeutics and RPCV or until the licenses are fully paid-up.

The foregoing description of the Agreement does not purpose to be complete and is qualified in its entirety to the full text of the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAPTOR PHARMACEUTICAL CORP.
Date: April 19, 2012	By:	/s/ Kim R. Tsuchimoto
	Name: Title:	Kim R. Tsuchimoto Chief Financial Officer, Treasurer and Secretary